Exhibit 99.1

BRINKER INTERNATIONAL REPORTS FIRST QUARTER OF FISCAL 2020 RESULTS
DALLAS (October 30, 2019) – Brinker International, Inc. (NYSE: EAT) today announced results for the first quarter of fiscal 2020 ended September 25, 2019.
Highlights include the following:

•
The Company acquired 116 Chili’s restaurants located in the Midwest United States from a franchisee on September 5, 2019. Three weeks of the acquired restaurants results of operations are included in the consolidated financial statements from the date of acquisition in the first quarter of fiscal 2020

•
Earnings per diluted share, on a GAAP basis, in the first quarter of fiscal 2020 decreased 39.1% to $0.39 compared to $0.64 in the first quarter of fiscal 2019 primarily due to the fiscal 2019 net gain recognized on sale leaseback transactions

•
Earnings per diluted share, excluding special items, in the first quarter of fiscal 2020 decreased 12.8% to $0.41 compared to $0.47 in the first quarter of fiscal 2019 primarily due to the acceleration of certain stock-based compensation expenses for newly retirement eligible executives (see non-GAAP reconciliation below)

•
Brinker International’s Company sales in the first quarter of fiscal 2020 increased 4.9% to $763.9 million compared to the first quarter of fiscal 2019. Total revenues in the first quarter of fiscal 2020 increased 4.3% to $786.0 million compared to the first quarter of fiscal 2019

•
Chili’s company-owned comparable restaurant sales increased 2.9% in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019. Chili’s U.S. franchise comparable restaurant sales increased 0.4% in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019

•	Maggiano’s company-owned comparable restaurant sales decreased 1.8% in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019

•	Chili’s international franchise comparable restaurant sales decreased 1.3% in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019

•
Operating income, as a percentage of Total revenues, was 4.0% in the first quarter of fiscal 2020 compared to 6.2% in the first quarter of fiscal 2019 representing a decrease of approximately 220 basis points primarily due to the fiscal 2019 net gain recognized on sale leaseback transactions and acceleration of certain stock-based compensation expenses for newly retirement eligible executives

•	Restaurant operating margin, as a percentage of Company sales, was 11.0% in the first quarter of fiscal 2020 compared to 11.1% in the first quarter of fiscal 2019 (see non-GAAP reconciliation below)

•
Cash flows provided by operating activities in the thirteen week period ended September 25, 2019 was $86.6 million and capital expenditures totaled $20.5 million resulting in free cash flow of $66.1 million (see non-GAAP reconciliation below)

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable December 26, 2019 to shareholders of record as of December 6, 2019

“The first quarter of fiscal 2020 represents our 6th consecutive quarter of positive comparable restaurant sales and our 7th consecutive quarter to outperform the category in traffic,” said Wyman Roberts, CEO and President. “We are now lapping our year-over-year positive results and expect these trends to continue.”

CHILI’S RESTAURANT ACQUISITION
On September 5, 2019, we acquired 116 Chili’s restaurants owned by a franchisee located in the Midwest United States. The results of operations of these restaurants are included in the consolidated financial statements from the date of acquisition. We are reporting a preliminary purchase price allocation in the first quarter of fiscal 2020. We are evaluating the fair value of the assets and liabilities of the acquired restaurants through internal studies and third-party valuations.
QUARTERLY OPERATING PERFORMANCE
Company Sales and Company Restaurant Expenses
Chili’s Company sales in the first quarter of fiscal 2020 increased 5.8% to $677.5 million from $640.3 million in the first quarter of fiscal 2019 primarily due to an increase in comparable restaurant sales led by off-premise sales, and three weeks of revenues generated from the acquisition of the 116 Chili’s restaurants. As compared to the first quarter of fiscal 2019, Chili’s restaurant operating margin(1) decreased. Cost of sales, as a percentage of Company sales, increased compared to the first quarter of fiscal 2019 primarily due to unfavorable commodity pricing related to produce and menu item mix, partially offset by increased menu pricing. Restaurant expenses, as a percentage of Company sales, decreased compared to the first quarter of fiscal 2019 primarily due to sales leverage and lower marketing expenses, partially offset by higher rent expenses related to the fiscal 2019 sale leaseback transactions, and higher off-premise supplies and delivery fees. Restaurant labor, as a percentage of Company sales, was flat compared to the first quarter of fiscal 2019 due to the favorable impact of sales leverage, lower management salaries related to the Certified Shift Leader program, and lower employee health insurance expenses, fully offset by higher hourly labor wage rates and higher manager bonus from increased operating performance.
Maggiano’s Company sales in the first quarter of fiscal 2020 decreased 1.8% to $86.4 million from $88.0 million in the first quarter of fiscal 2019 primarily due to a decrease in comparable restaurant sales. As compared to the first quarter of fiscal 2019, Maggiano’s restaurant operating margin(1) decreased. Cost of sales, as a percentage of Company sales, increased compared to the first quarter of fiscal 2019 primarily due to unfavorable menu item mix and commodity pricing, partially offset by increased menu pricing. Restaurant labor, as a percentage of Company sales, increased due to higher hourly labor wage rates, partially offset by lower management salaries and lower employee health insurance expenses. Restaurant expenses, as a percentage of Company sales, decreased compared to the first quarter of fiscal 2019 due to lower supplies and lower repairs and maintenance expenses, partially offset by higher rent expenses due to the sale leaseback of one restaurant in the fourth quarter of fiscal 2019.

(1)
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

Franchise and Other Revenues
Franchise and other revenues in the first quarter of fiscal 2020 decreased 13.3% to $22.1 million from $25.5 million in the first quarter of fiscal 2019 primarily due to a decrease in royalties and franchise marketing contributions related to the 116 Chili’s restaurants acquired from a franchisee during the first quarter of fiscal 2020. Additionally, the first quarter of fiscal 2020 franchise marketing contribution rate was lower than prior year. In the first quarter of fiscal 2020, Brinker franchisees generated approximately $298.3 million in sales(2).

(2)	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Other
Depreciation and amortization expenses in the first quarter of fiscal 2020 increased $1.1 million compared to the first quarter of fiscal 2019 primarily due to the Chili’s remodel initiative, higher depreciation related to the prospective change in useful lives of certain fixed assets, and additional depreciation and amortization expenses related to the acquisition of 116 Chili’s restaurants. These increases were partially offset by lower expense related to fully depreciated assets and retirements and reduced expenses related to the fiscal 2019 sale leaseback transactions.

General and administrative expenses in the first quarter of fiscal 2020 increased $4.2 million compared to the first quarter of fiscal 2019 primarily due to the acceleration of certain stock-based compensation expenses for newly retirement eligible executives on fiscal 2020 annual stock grants.
Income Taxes
On a GAAP basis, the effective income tax rate in the first quarter of fiscal 2020 decreased to 11.3% compared to 17.9% in the first quarter of fiscal 2019. The decrease was primarily driven by the impact of the fiscal 2019 sale leaseback transactions gain. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income rate decreased to 10.5% in the first quarter of fiscal 2020 compared to 11.0% in the first quarter of fiscal 2019, primarily driven by an increase in the FICA tax credit in fiscal 2020.
Guidance Policy
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2020, reconciliations to the appropriate GAAP measures will be provided.

COMPARABLE RESTAURANT SALES
The table below presents the percentage change in company-owned and franchise comparable restaurant sales in the quarter comparative periods as described below:

	Comparable Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q1: 20 vs 19	Q1: 19 vs 18	Q1: 20 vs 19	Q1: 19 vs 18	Q1: 20 vs 19	Q1: 19 vs 18	Q1: 20 vs 19	Q1: 19 vs 18
Company-owned(3)	2.3%	1.8%	2.2%	0.3%	0.3%	(2.1)%	(0.2)%	3.6%
Chili’s(3)	2.9%	2.0%	2.3%	0.0%	0.6%	(2.0)%	0.0%	4.0%
Maggiano’s	(1.8)%	0.0%	1.2%	2.3%	0.0%	(0.2)%	(3.0)%	(2.1)%
Chili’s franchise(3)(4)(5)	(0.3)%	(0.4)%
U.S.(3)(5)	0.4%	1.2%
International	(1.3)%	(3.0)%
Chili’s domestic(3)(5)(6)	2.3%	1.8%
System-wide(3)(5)(7)	1.6%	1.1%

(1)	Comparable restaurant sales include all restaurants that have been in operation for more than 18 months. Amounts are calculated based on comparable current period versus same period a year ago.

(2)	Mix-shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s company-owned comparable restaurant sales for the Q1: 20 vs 19 period excludes the impact from the 116 Chili’s restaurants acquired from a franchisee in the first quarter of fiscal 2020. Chili’s franchise U.S. comparable for the Q1: 20 vs 19 period includes sales from these 116 acquired restaurants until the September 5, 2019 acquisition date.

(4)
Chili’s franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income; however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations.

(5)
Chili’s franchise comparable sales, Chili’s franchise U.S. comparable sales, Chili’s domestic comparable sales and System-wide comparable sales for the Q1: 19 vs 18 period were restated due to a change in franchise reported sales.

(6)	Chili’s domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise-operated Chili’s restaurants in the United States.

(7)
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

NON-GAAP MEASURES
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
Reconciliation of Net Income and Earnings Per Share Excluding Special Items
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results. The following reconciliation is presented in millions, except per diluted share amounts.

	Q1 20	EPS Q1 20	Q1 19	EPS Q1 19
Net income	$14.9	$0.39	$26.4	$0.64
Special items(1)	0.6	0.02	(10.5)	(0.25)
Income tax effect related to special items(2)	(0.2)	(0.01)	2.6	0.06
Special items, net of taxes	0.4	0.01	(7.9)	(0.19)
Adjustment for special tax items(3)	0.2	0.01	0.7	0.02
Net income excluding special items	$15.5	$0.41	$19.2	$0.47

(1)
Special items in the first quarter of fiscal 2020 consist of $1.5 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets, partially offset by a $0.9 million net gain in Other (gains) and charges.

Special items in the first quarter of fiscal 2019 consist of an $11.1 million net gain in Other (gains) and charges primarily related to gains recognized on the sale leaseback transactions, partially offset by $0.6 million of incremental depreciation expense associated with a change in estimated useful life of certain restaurant-level long-lived assets.
Footnote “(2)” to the Consolidated Statements of Comprehensive Income contains additional details on the composition of Other (gains) and charges for each period presented.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)
Adjustment for special tax items in the first quarter of fiscal 2020 primarily related to the statute expiration of liabilities established for uncertain tax positions and the tax impact of excess tax shortfalls associated with stock-based compensation. Adjustment for special tax items in the first quarter of fiscal 2019 primarily related to the tax impact of excess tax shortfalls associated with stock-based compensation.

Reconciliation of Restaurant Operating Margin
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties, advertising fees, and other non-food and beverage revenues streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expenses, substantially all of which is related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
The following reconciliation is presented in millions, except percentages.

	Q1 20	Q1 19
Operating income - GAAP	$31.2	$46.9
Operating income as a percentage of Total revenues	4.0%	6.2%

Operating income - GAAP	$31.2	$46.9
Less: Franchise and other revenues	(22.1)	(25.5)
Plus: Depreciation and amortization	38.1	37.0
General and administrative	38.0	33.8
Other (gains) and charges	(0.9)	(11.1)
Restaurant operating margin - non-GAAP	$84.3	$81.1
Restaurant operating margin as a percentage of Company sales	11.0%	11.1%
Reconciliation of Free Cash Flow
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations (in millions).

Thirteen Week Period Ended September 25, 2019
Cash flows provided by operating activities - GAAP	$86.6
Capital expenditures	(20.5)
Free cash flow - non-GAAP	$66.1
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, October 30, 2019 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q1-2020-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day November 13, 2019.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
FORWARD CALENDAR

•	SEC Form 10-Q for the first quarter of fiscal 2020 filing on or before November 4, 2019

•	Earnings release call for the second quarter of fiscal 2020 on January 29, 2020
ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of September 25, 2019, Brinker owned, operated, or franchised 1,672 restaurants under the names Chili’s® Grill & Bar (1,619 restaurants) and Maggiano’s Little Italy® (53 restaurants).
FORWARD-LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. The forward-looking statements in the press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended
	September 25, 2019	September 26, 2018
Revenues
Company sales	$763.9	$728.3
Franchise and other revenues(1)	22.1	25.5
Total revenues	786.0	753.8
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	203.8	191.9
Restaurant labor	268.5	256.3
Restaurant expenses	207.3	199.0
Company restaurant expenses	679.6	647.2
Depreciation and amortization	38.1	37.0
General and administrative	38.0	33.8
Other (gains) and charges(2)	(0.9)	(11.1)
Total operating costs and expenses	754.8	706.9
Operating income	31.2	46.9
Interest expenses	14.9	15.6
Other (income), net	(0.5)	(0.8)
Income before provision for income taxes	16.8	32.1
Provision for income taxes	1.9	5.7
Net income	$14.9	$26.4

Basic net income per share	$0.40	$0.65

Diluted net income per share	$0.39	$0.64

Basic weighted average shares outstanding	37.5	40.4

Diluted weighted average shares outstanding	38.1	41.1

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$(0.2)	$0.3
Other comprehensive income (loss)	(0.2)	0.3
Comprehensive income	$14.7	$26.7

(1)
Franchise and other revenues include Royalties and Franchise fees and other revenues. Franchise fees and other revenues include advertising fees, Maggiano’s banquet service charge income, gift card breakage, digital entertainment revenues, gift card equalization, delivery fee income, franchise and development fees, retail royalty revenues, merchandise income, and gift card discount costs from third-party gift card sales.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income include (in millions):

	Thirteen Week Periods Ended
	September 25, 2019	September 26, 2018
Lease modification (gain)	$(3.1)	$—
Acquisition of franchise restaurants costs, net of (gains)	(0.5)	—
Remodel-related costs	0.7	0.5
Property damages, net of (insurance recoveries)	0.3	(0.8)
Corporate headquarters relocation charges	0.3	—
Restaurant closure charges	0.2	1.7
Foreign currency transaction (gain) loss	0.2	(0.8)
Severance and other benefit charges	0.2	—
Sale leaseback (gain), net of transaction charges	—	(13.3)
Accelerated depreciation of previous headquarters	—	0.5
Cyber security incident charges	—	0.4
Other	0.8	0.7
Total	$(0.9)	$(11.1)

(3)
Foreign currency translation adjustment included in our Comprehensive income in the Consolidated Statements of Comprehensive Income represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	September 25, 2019	June 26, 2019
ASSETS
Total current assets(1)	$173.7	$177.0
Net property and equipment(1)(2)	840.0	755.1
Operating lease assets(1)(3)	1,192.3	—
Deferred income taxes, net(3)(4)	45.5	112.0
Other assets(1)	239.5	214.2
Total assets	$2,491.0	$1,258.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities(1)(3)(4)	$516.4	$421.6
Long-term debt and finance leases, less current installments	1,313.8	1,206.6
Long-term operating lease liabilities, less current portion(1)(3)	1,189.1	—
Deferred gain on sale leaseback transactions(4)	—	255.3
Other liabilities	56.8	153.0
Total shareholders’ deficit(3)(4)	(585.1)	(778.2)
Total liabilities and shareholders’ deficit	$2,491.0	$1,258.3

(1)
The Condensed Consolidated Balance Sheet at September 25, 2019 includes the preliminary purchase price allocation for the 116 Chili’s restaurants on September 5, 2019 primarily related to $7.3 million of Total current assets, $60.6 million of Net property and equipment, $163.7 million of Operating lease assets, and Other assets that primarily included $24.3 million of goodwill and $6.5 million of reacquired franchise right intangibles, $10.2 million of Total current liabilities, and $158.3 million of Operating lease liabilities, less current portion.

In addition to the assumed assets and liabilities described above, we also entered into 18 new leases with the previous franchisee related to certain restaurant properties. As of September 25, 2019, the new finance leases recorded include Net property and equipment of $21.2 million, Total current liabilities of $0.5 million, and Long-term debt and finance leases, less current installments of $20.6 million. And the new operating leases recorded include Operating lease assets of $11.8 million, Operating lease liabilities of $0.3 million, and Long-term operating lease liabilities, less current portion of $9.0 million.

(2)
Of the 1,118 company-owned restaurant locations, at September 25, 2019, we own both building and land for 43 restaurant locations. The related book value of the land totaled $34.1 million and the net book value of buildings totaled $16.7 million for these locations.

(3)
Effective June 27, 2019, we adopted ASC 842, the new lease accounting standard that required us to recognize operating lease assets and liabilities in the balance sheet. Under our historical accounting, operating leases were not recognized in the balance sheet. Prior results have not been restated for the impact of this accounting change. Upon adoption at June 27, 2019, we recognized Operating lease assets of $1,034.3 million, operating lease liabilities recorded in Current liabilities of $110.8 million and Long-term operating lease liabilities, less current portion of $1,044.9 million in our Condensed Consolidated Balance Sheets. Deferred income taxes, net was reduced by $3.5 million and offset into Total shareholders’ deficit related to the impact of adopting ASC 842 and recording the initial operating lease assets and liabilities as described above. The impact of the new lease accounting standard did not significantly impact our results of operations or cash flows.

(4)
Deferred gain on sale leaseback transactions balance of $255.3 million, the related short-term deferred gain balance recorded within Total current liabilities of $19.3 million, and the associated Deferred income taxes, net of $68.6 million, balances were eliminated upon adoption of ASC 842 into Total shareholders’ deficit as required by ASC 842.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Thirteen Week Periods Ended
	September 25, 2019	September 26, 2018
Cash flows from operating activities
Net income	$14.9	$26.4
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	38.1	37.0
Stock-based compensation	7.1	3.6
Restructure charges and other impairments	(3.2)	1.9
Net loss (gain) on disposal of assets	0.3	(13.6)
Other	0.6	0.8
Changes in assets and liabilities	28.8	(6.5)
Net cash provided by operating activities	86.6	49.6
Cash flows from investing activities
Payments for property and equipment	(20.5)	(31.2)
Payments for franchise restaurant acquisitions	(96.2)	—
Proceeds from sale of assets	0.2	—
Proceeds from note receivable	0.7	0.7
Insurance recoveries	—	1.4
Proceeds from sale leaseback transactions, net of related expenses	—	447.6
Net cash (used in) provided by investing activities	(115.8)	418.5
Cash flows from financing activities
Borrowings on revolving credit facility	299.0	204.0
Payments on revolving credit facility	(227.0)	(549.0)
Purchases of treasury stock	(11.3)	(105.5)
Payments of dividends	(14.8)	(16.2)
Payments on long-term debt	(2.4)	(1.8)
Proceeds from issuances of treasury stock	1.3	0.5
Net cash provided by (used in) financing activities	44.8	(468.0)
Net change in cash and cash equivalents	15.6	0.1
Cash and cash equivalents at beginning of period	13.4	10.9
Cash and cash equivalents at end of period	$29.0	$11.0

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Fiscal 2020
	Total Restaurants Open at September 25, 2019	First Quarter Openings	Full Year Projected Openings
New Openings
Company-owned restaurants
Chili’s domestic(1)	1,061	1	9-11
Chili’s international	5	—	—
Maggiano’s	52	—	—
Total company-owned	1,118	1	9-11

Franchise restaurants
Chili’s domestic(1)	180	1	2
Chili’s international	373	11	27-32
Maggiano’s	1	—	1
Total franchise	554	12	30-35

Total company-owned and franchise restaurants
Chili’s domestic	1,241	2	11-13
Chili’s international	378	11	27-32
Maggiano’s	53	—	1
New openings total	1,672	13	39-46

Relocation Openings
Chili’s domestic company-owned relocations		—	0-2

(1)
During the first quarter of fiscal 2020, we acquired 116 Chili’s restaurants located in the Midwest United States owned by a franchisee. The acquisition of these restaurants is not reflected in the First Quarter Openings or Full Year Projected Openings totals as these are existing restaurant locations transitioning ownership. These acquired restaurants are included in Total Restaurants Open at September 25, 2019 within the total for Company-owned restaurants Chili’s domestic.

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com
AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290
3000 OLYMPUS BOULEVARD
DALLAS, TEXAS 75019